Exhibit 10.2
2000 INCENTIVE BONUS COMPENSATION PLAN

1 . Purpose.  The purpose of this 2000 Incentive Bonus Compensation Plan (the "Plan") of Lifetime Brands, Inc. (the “Company”) is (i) to retain and motivate key senior executives of the Company who have been designated as Participants in the Plan for a given Performance Period, by providing them with the opportunity to earn bonus awards that are based on the extent to which specified performance goals for such Performance Period have been achieved or exceeded; and (ii) to structure such bonus opportunities in a way that will qualify the awards made as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor section) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees.

2.  Definitions.  As used in the Plan, the following terms shall the meanings set forth below:

(a)           “Annual Base Salary” shall mean the amount of base salary paid to a Participant for a given year, adjusted to include the amount of any base salary deferrals for such year, unless the Plan Committee otherwise specifies at the time that the Participant’s award opportunity for a given Performance Period is established.

(b)           “Applicable Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed.  Any action required under the Plan to be taken with the period specified in the preceding sentence may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later date, in which case the term “Applicable Period” shall be deemed amended accordingly.

(c)           “Board” shall mean the Board of Directors of the Company as constituted from time to time.

(d)           “Cause” shall mean “cause” as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or, if there shall be no such agreement,  where the Participant: (i)  commits any act of fraud, willful misconduct or dishonesty in connection with his employment or which injures the Company or its direct or indirect subsidiaries; (ii) breaches any other material provision of any agreement between the Participant and the Company or a subsidiary of the Company relating to the Participant’s employment or breaches any fiduciary duty to the Company or its direct or indirect subsidiaries; (iii) fails, refuses or neglects to timely perform any material duty or obligation relating to his position; (iv) commits a material violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to the Company or its direct or indirect subsidiaries or any general policy or directive of the Company or its direct or indirect subsidiaries communicated in writing to the Participant; or (v) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony.

(e)           “Change of Control” shall mean:

(i)   the date of the acquisition by any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company or any of its subsidiaries or affiliates or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20% or more of either

(x) the then outstanding shares of common stock of the Company or (y) the then outstanding voting securities entitled to vote generally in the election of directors; or

(ii)  the date the individuals who constitute the Board as of the effective date of the Plan (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board, provided that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, a reverse stock split of outstanding voting securities, the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change of Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 80% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(f)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(g)           “Committee” or “Plan Committee” shall mean the committee for the board consisting solely of two or more non-employee directors (each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

(h)           “Company” shall mean Lifetime Brands, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

(i)           “Disability” shall mean “disability” as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Participant’s becoming physically or mentally incapacitated and consequent inability for a period of 120 days in any twelve consecutive month period to perform his duties to the Company.

(j)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)           “Executive Officer” shall have the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, in each case as amended from time to time.

(l)           “Individual Award Opportunity” shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Plan Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of the Plan.

(m)           “Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the size of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that the exercise of such discretion would not cause the award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.  By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the amount payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the maximum individual award limit specified in Section 6(b) below, or (ii) to increase the amount otherwise payable to any other Participant.

(n)           “Participant” shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) who is an Executive Officer of the Company and who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

           (o)           “Performance Period” shall mean any period commencing  on or  after January 1, 2000  for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan.  A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

(p)           “Plan” or “Section 162(m) Plan” shall mean the Lifetime Brands, Inc. Section 162(m) Bonus Plan as set forth in this document, and as amended from time to time.

(q)           “Retirement” shall mean any termination of employment with the Company and its subsidiaries (other than a termination by the Company (or any of its subsidiaries) for Cause) that (i) qualifies as a “retirement” event under the terms of any tax-qualified retirement plan maintained by the Company in which the Participant participates, and (ii) is approved in writing as a “Retirement” event for purposes of this Plan by (or pursuant to procedures established by) the Plan Committee.

3.           Administration.

(a)           General.  The Plan shall be administered by the Committee.  Subject to the terms of the Plan and applicable law (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company’s senior management:

(i) to designate (within the Applicable Period) the Participants in the Plan  and the individual award opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

(ii) to designate (within the Applicable Period) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

(iii)  to determine and certify the bonus amounts earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

(iv)  to decide (within the Applicable Period) any issues that are not resolved under the express terms of the Plan relating to the impact on the bonus awards for such Performance Period of (A) a termination of employment (due to death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause), provided, in each case, that no payment shall be made for any given Performance Period prior to the time that the Plan Committee certifies, pursuant to Section 6(c)(i) below, that the applicable performance goals for such Performance Period have been met or (B) a Change of Control;

(v) to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee’s election as well as elective deferrals at the election of Participants;

(vi)  to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

(vii)  to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

(viii) to otherwise supervise the administration of the Plan.

It is intended that all amounts payable to Participants under the Plan who are “covered employees” within the meaning of Treas. Reg. Sec. 1.162-27(c)(2) (as amended from time to time) shall constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any awards under the Plan shall be so interpreted and construed.

(b)           Binding Nature of Committee Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan.

(c)           Other.  No member of the Committee shall be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan.  If a Committee member intended to qualify as an “outside director” under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any award or other action made by the Committee under the Plan which otherwise was validly made under the Plan.

4.           Plan Participation.

(a)           Participant Designations By Plan Committee.  For any given Performance Period, the Plan Committee, in its sole and absolute discretion, shall, within the Applicable Period, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be

Participants in the Plan for such Performance Period.  Such Participant designations shall be made by the Plan Committee, in its sole and absolute discretion, based primarily on its determination as to which key employees:

(i)  are likely to be Executive Officers of the Company as of the last day of the fiscal year for which the Company would be entitled to a Federal tax deduction for payment of  the award in respect of such Performance Period;

(ii)  are reasonably expected by the Plan Committee to have individual compensation for such fiscal year that may be in excess of $1 million, excluding any compensation that is grandfathered for Section 162(m) purposes or is otherwise excluded for Section 162(m) purposes based on an existing or other “performance-based” plan other than this Plan; and

(iii)  are reasonably expected by the Plan Committee to be “covered employees” for such fiscal year for Section 162(m) purposes,

and such other consideration as the Committee deems appropriate, in its sole and absolute discretion.

(b)           Impact Of Plan Participation.  An individual who is a designated Participant in the Section 162(m) Plan for any given Performance Period shall not also participate in the Company’s general bonus plans for such Performance Period, if such participation would cause any award hereunder to fail to qualify as “performance-based” under Section 162(m).

5.           Performance Goals.

(a)           Setting Of Performance Goals.  For a given Performance Period, the Plan Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any).  Such goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial measures:

(1)	pre-tax or after-tax net income,

(2)	operating income,

(3)	gross revenue,

(4)	profit margin,

(5)	stock price,

(6)	cash flow(s),

(7)
strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the Applicable Period).  Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets.  In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be “substantially uncertain” at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Plan Committee’s right to apply Negative Discretion, the amount of the award payable as a result of such performance.

(b)           Impact Of Extraordinary Items Or Changes In Accounting.  The measures used in setting performance goals set under the Plan for any given Performance Period shall be determined in accordance with GAAP and a manner consistent with the methods used in the Company’s audited financial statements, without regard to (i) extraordinary items as determined by the Company’s independent public accountants in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Plan Committee decides otherwise within the Applicable Period or (iii)  non-recurring acquisition expenses and restructuring charges.

6.           Bonus Pools, Award Opportunities And Awards.

(a)           Setting Of Individual Award Opportunities.  At the time that annual performance goals are set for Participants for a given Performance Period (within the Applicable Period), the Plan Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (including, but not limited to, a designated share of a bonus pool or a multiple of Annual Base Salary), provided:

(i)  that the designated shares of any bonus pool shall not exceed 100% of such pool; and

(ii)  that the Plan Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

(b)           Maximum Individual Bonus Award.  Notwithstanding any other provision of this Plan, the maximum bonus payable under the Plan to any one individual in any one calendar year shall be $5 million.

(c)           Bonus Payments.  Subject to the following, bonus awards determined under the Plan for given Performance Period shall be paid to Participants in cash, as soon as practicable following the end of the Performance Period to which they apply, provided:

(i)  that no such payment shall be made unless and until the Plan Committee, based on the Company’s audited financial results for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of awards (to the extent permitted under the Plan);

(ii)  that the Plan Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Plan Committee may establish and announce for such Performance Period;

(iii) that the Plan Committee may require (if established and announced within the Applicable Period), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the Applicable Period) that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of the later date that the actual bonus awards for such Performance Period are announced, in order to be eligible for an award for such Performance Period; and

(iv) that, within the Applicable Period and subject to Section 6(c)(i) above, the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights of a Participant’s death, Disability, Retirement, voluntary termination (other than Retirement), termination by the Company other than for Cause, or termination by the Company for Cause.

7.           General Provisions.

(a)           Plan Amendment Or Termination.  The Board may at any time amend or terminate the Plan, provided that (i) without the Participant’s written consent, no such amendment or termination shall adversely affect the bonus rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, (ii) the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m) of the Code), and (iii) the Board shall submit any Plan amendment to the Company’s stockholders for their approval if and to the extent such approval is required under Section 162(m) of the Code.

(b)           Applicable Law.  All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

(c)           Tax Withholding.  The Company (and its subsidiaries) shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

(d)           No Employment Right Conferred.  Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant’s employment at any time with or without cause or notice.

(e)           Impact of Plan Awards on Other Plans.  Plan awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any subsidiary, unless and except to the extent that the Board or its Compensation Committee so determines in writing.  Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Plan Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

(f)           Beneficiary Designations.  Each Participant shall designate in a written form filed with the Committee the beneficiary (or beneficiaries) to receive the amounts (if any) payable under the Plan in the event of the Participant’s death prior to the bonus payment date for a given Performance Period.  Any such beneficiary designation may be changed by the Participant at any time without the consent of the beneficiary (unless otherwise required by law) by filing a new written beneficiary designation with the Committee.  A beneficiary designation shall be effective only if the Company is in receipt of the designation prior to the Participant’s death.  If no effective beneficiary designation is made, the beneficiary of any amounts die shall be the Participant’s estate.

(g)           Costs & Expenses.  All award and administrative costs and expenses of the Plan  shall be borne by the Company.

(h)           Non-Transferability of Rights.  Except as and to the extent required by law, a Participant’s rights under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, pursuant to Section 7(f) above, in the event of the Participant’s death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right of the Participant shall be subject to any obligation or liability of the Participant other than any obligation or liability owed by the Participant to the Company (or any of its subsidiaries).

8.           Effective Date; Prior Plan.

The Plan shall be effective for Performance Periods commencing on and after January 1, 2000 and shall remain effective until terminated by the Board; provided, however, that the continued effectiveness of the Plan shall be subject to the approval of the Company’s stockholders at such times and in such manner as may be required pursuant to Section 162(m).  The Plan shall replace the Company’s 1996 Incentive Bonus Compensation Plan (the “1996 Plan”) and no further awards shall be made thereunder.